EXHIBIT 99


[LOGO] OAK HILL
       FINANCIAL, INC.



For Immediate Release



Thursday, April 13, 2006

Contact:  David G. Ratz, Executive Vice President
          (740) 286-3283

Oak Hill Financial Reports 1st Quarter Results

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings for the three months ended March 31, 2006 of $3,494,000, or $0.62 per diluted share. The first quarter 2006 earnings represent a 7.2% increase over the $3,260,000, or $0.57 per diluted share, in net earnings that the company recorded for the quarter ended March 31, 2005.

The net earnings for the first quarter of 2005 include $317,000 of expenses related to Oak Hill Financial's acquisition of Ripley National Bank in the fourth quarter of 2004 and its acquisition of Lawrence Financial Holdings, Inc. on April 1, 2005. In addition, the first quarter 2005 earnings include the effect of a $261,000 reduction in tax expense resulting from a tax savings of $1.0 million for the full year 2005. Excluding those items, the company's net income from operations for the first quarter of 2005 was $3,296,000 or $.58 per diluted share.

The company's total assets ended the first quarter of 2006 at $1.25 billion, an increase of 12.7% over the $1.11 billion in total assets recorded at March 31, 2005. Net loans at March 31, 2006 were $1.02 billion, up 9.8% over the $926.6 million in net loans at March 31, 2005. The year-over-year comparisons are enhanced by Oak Hill Financial's acquisition of Lawrence Financial Holdings, which added $116.9 million in assets and $76.5 million in loans to Oak Hill Financial's totals.

Reviewing the first quarter of 2006, Oak Hill Financial President and CEO R.E. Coffman, Jr. said, "Our results for the quarter were mixed. We were pleased with our overall earnings. Also, we had a strong linked-quarter increase in non-interest income, operating expenses were in line, and net charge-offs were low. However, our non-performing loans increased and the net interest margin continues to be affected by the current rate environment."

"Right now, asset quality and the net interest margin are our top priorities," Coffman added. "We have become more conservative in our loan pricing and underwriting, and that is reflected in our loan totals. As we've said in the past, we will not trade-off the margin or credit quality for the sake of growth. On the liability side, we've held our time deposit rates in check while at the same time targeting lower-cost core deposits."

Looking forward, Coffman stated, "Our senior credit people are working diligently on our non-performing loans and we are exploring several avenues for improvement in this area. The loan pipeline is starting to pick up, and we are beginning to see the results of our expanded sales efforts. We're also seeing good results from our financial services, mortgage origination, and insurance areas, and we expect revenues from those activities to continue to grow."

Key Issue Review and Outlook

Net Interest Margin - Net interest margin for the first quarter was 3.48%, which was below management's expectations. The first quarter net interest margin compared to the 3.89% recorded in the first quarter of 2005 and the 3.60% posted for the fourth quarter of 2005. The net interest margin continues to be affected by the flat yield curve, aggressive loan and deposit pricing in the company's market areas, and the level of nonperforming loans. In response, the company has maintained a disciplined approach to both loan and time deposit pricing to support the margin. The company has also taken a more conservative approach to pricing certain core deposit accounts and has added borrowings with pricing structures that should help to mitigate the effects of the current rate environment.

Operating Expenses - Non-interest expenses from operations were 2.70% of average assets for the first quarter of 2006, which compares to 2.59% for the first quarter of 2005 and 2.67% for the fourth quarter of 2005. On a linked-quarter basis, compensation and benefits expense was up, due primarily to increases in employee benefits costs, which was offset by decreases in various miscellaneous expenses. The company's efficiency ratio from operations for the first quarter of 2006 was 60.1%, as compared to 55.0% in the first quarter of 2005 and 58.7% in the fourth quarter of 2005.

Non-Interest Income - Non-interest income from operations, including gain on sale of loans, was $3.3 million in the first quarter, an increase of 29.5% over the first quarter of 2005 and 6.7% over the fourth quarter of 2005. The linked-quarter increase was the result of increases in gain on sale of investments, investment services and insurance commissions, ATM income, and income from bank-owned life insurance. These increases were partially offset by a seasonal decline in deposit service charges.

Asset Quality - At the end of the first quarter, the nonperforming loans/total loans and nonperforming assets/total assets ratios were 2.35% and 2.01%, respectively, as compared to the 1.72% and 1.45%, respectively, recorded at
December 31, 2005. The increase is primarily due to the movement to nonperforming status during the first quarter of several commercial real estate loans, including three loans from the same relationship totaling $3.1 million and individual loans of $1.1 million and $1.0 million.

As previously reported, the largest of the company's nonperforming loans is a group of commercial real estate loans from a single relationship with a net carrying value of $5.4 million. The second largest of the nonperforming loans, also reported previously, is a $3.4 million commercial real estate loan. The majority of the company's nonperforming loans - both overall and of those that went on nonperforming status during the first quarter - were originated in 2003 and earlier.

The company's net charge-offs (non-annualized) were 0.01% of total loans for the quarter, as compared to 0.03% in the fourth quarter of 2005 and 0.06% in the first quarter of 2005. The company expects net charge-offs for the full year 2006 to be in line with its historical range of 0.20% to 0.25% annually.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses various formulas to determine its allowance for loan losses (ALL). The methodology takes into consideration not only charge-offs but also the rated quality of the company's loans based on loan review grades and the types and amounts of loans comprising the portfolio, while allowing some discretion by management to make adjustments based on near-term economic conditions. Management's ongoing analysis of the above factors indicated that an ALL/total loans ratio of 1.33% was appropriate at March 31, 2006

Asset/Loan Growth - Oak Hill Financial's total assets increased at a 1.7% annual rate from December 31, 2005 to March 31, 2006, while net loans grew at an annualized 0.8%. Total deposits increased on a linked-quarter basis at an annualized

0.9% as strong growth in money market deposit accounts was somewhat offset by a decline in quarter-end transaction balances. Also, the company allowed maturing brokered deposits to run off without replacement. Management anticipates low to moderate loan growth for the full year 2006.

Stock Buyback - In January 2006, Oak Hill Financial completed the share repurchase program that it announced in May 2005. Under that program, the company repurchased a total of 290,000 shares of its common stock, of which 52,055 shares were repurchased in the first quarter of 2006.

On February 21, 2006, the company announced that its board of directors authorized the repurchase of an additional 278,000 shares, or approximately 5.0 percent, of its outstanding common stock. During the first quarter, 22,400 shares were repurchased under the new program.

Expansion - In January, the company's Oak Hill Banks affiliate opened a Business Financial Center in the Ohio community of Lancaster to serve the lending, depository, and financial services needs of small and mid-size businesses in that market. A second Business Financial Center in Athens, Ohio, is scheduled to open in the second quarter, as is a new full-service banking office in Mt. Orab, Ohio, a growing community east of Cincinnati. Later in 2006 and into 2007, the company expects to pursue additional expansion opportunities in suburban Columbus and the Cincinnati-Dayton region.

Estimates - Management has reiterated its estimate that earnings per share for 2006 will be in the range of $2.45 to $2.55.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 35 full-service banking offices and three bank loan production offices in 16 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans, benefits administration, and other insurance services to business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 13, 2006 Press Release


                                                                At March 31,
(In thousands)                                                  2006        2005
--------------------------------------------------------------------------------

SUMMARY OF FINANCIAL CONDITION

Total assets                                              $1,246,229  $1,105,676
Interest-bearing deposits and federal funds sold               1,693       1,872
Investment securities                                        136,066     107,719
Loans receivable - net                                     1,017,074     926,578
Deposits                                                     980,654     858,156
Federal Home Loan Bank advances and other borrowings         167,169     157,207
Stockholders' equity                                          94,234      86,788


      The Company discloses net earnings, diluted earnings per share and certain performance ratios adjusted for non-recurring items. Management believes that presenting this information is an additional measure of performance that investors can use to compare operating results between reporting periods. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America ("U.S. GAAP"). In accordance with Securities and Exchange Commission Regulation G, reconciliation of the Company's U.S. GAAP information to its operating information is presented in the table below.


                                                      For the Three Months Ended
                                                                March 31,
(In thousands, except share data)                           2006         2005
--------------------------------------------------------------------------------


RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES

Net earnings (U.S. GAAP)                               $   3,494    $   3,260

Non-recurring items, net of tax:
     Merger-related expenses
                                                             206         (170)
--------------------------------------------------------------------------------
Net earnings from operations                           $   3,494    $   3,296
================================================================================



Diluted earnings per share (U.S. GAAP)                 $    0.62    $    0.57

Non-recurring items, net of tax:
     Merger-related expenses                                  --         0.04
     Reduction in tax expense                                 --        (0.03)
--------------------------------------------------------------------------------
Diluted earnings per share from operations             $    0.62    $    0.58
================================================================================

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 13, 2006 Press Release

                                                      For the Three Months Ended
                                                                March 31,
(In thousands, except share data)                           2006         2005
--------------------------------------------------------------------------------

RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES (continued)

Non-interest expense (U.S. GAAP)                        $  8,249     $  6,895

Non-recurring items:
     Merger-related expenses                                  --         (317)
     Reduction in tax expense                                 --          261
--------------------------------------------------------------------------------
Non-interest expense from operations                    $  8,249     $  6,839
================================================================================


SUMMARY OF OPERATIONS (1)(2)

Interest income                                         $ 18,971     $ 15,777
Interest expense                                           9,280        6,091
--------------------------------------------------------------------------------
     Net interest income                                   9,691        9,686
Provision for losses on loans                                200          750
--------------------------------------------------------------------------------
     Net interest income after provision for
        losses on loans                                    9,491        8,936
Gain on sale of loans                                        209          318
Commissions income                                           820          671
Other non-interest income                                  2,258        1,550
General, administrative and other expense                  8,249        6,839
--------------------------------------------------------------------------------
     Earnings before federal income taxes                  4,529        4,636
Federal income taxes                                       1,285        1,465
Federal new markets tax credit                              (250)        (125)
--------------------------------------------------------------------------------
Net earnings from operations                            $  3,494     $  3,296
================================================================================


SELECTED PERFORMANCE RATIOS FROM OPERATIONS (1)(2)(4)(5)

Diluted earnings per share                              $   0.62     $   0.58
================================================================================
Return on average assets                                    1.14%        1.24%
Return on average equity                                   15.03%       15.49%
Non-interest expense to average assets                      2.70%        2.57%
Efficiency ratio                                           60.14%       54.95%

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 13, 2006 Press Release

                                                               At or For the
                                                             Three Months Ended
                                                                  March 31,
(In thousands, except share data)                            2006         2005
--------------------------------------------------------------------------------

PER SHARE INFORMATION (U.S. GAAP)

Basic earnings per share (3)                               $  0.63      $  0.59
================================================================================
Diluted earnings per share (4)                             $  0.62      $  0.57
================================================================================
Dividends per share                                        $  0.19      $  0.17
================================================================================
Book value per share                                       $ 17.00      $ 15.56
================================================================================


OTHER STATISTICAL AND OPERATING DATA (U.S. GAAP) (5)

Return on average assets                                      1.14%        1.23%
Return on average equity                                     15.03%       15.32%
Non-interest expense to average assets                        2.70%        2.59%
Net interest margin (fully-taxable equivalent)                3.48%        3.89%
Total allowance for losses on loans to non-performing loans  56.61%      156.42%
Total allowance for losses on loans to total loans            1.33%        1.29%
Non-performing loans to total loans                           2.35%        0.82%
Non-performing assets to total assets                         2.01%        0.78%
Net charge-offs to average loans (actual for the period)      0.01%        0.06%
Net charge-offs to average loans (annualized)                 0.06%        0.23%
Equity to assets at period end                                7.56%        7.85%
Efficiency ratio                                             60.14%       55.40%
--------------------------------------------------------------------------------

(1) Excludes $261,000 reduction in tax expense for the three months ended March 31, 2005 resulting from a tax savings of $1.0 million for 2005.
(2)   Does not include $317,000 of  merger-related  charges for the three months
      ended   March  31,   2005.
(3) Based on 5,567,489 and 5,566,360 weighted-average shares outstanding for the three months ended March 31, 2006 and 2005, respectively.
(4) Based on 5,667,373 and 5,718,181 weighted-average shares outstanding for the three months ended March 31, 2006 and 2005, respectively.
(5)   Annualized where appropriate.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 13, 2006 Press Release


                                                               At  March 31,
(In thousands, except share data)                           2006           2005
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                  25,804        24,990
Trading account securities
Securities available for sale                             132,453       104,084
Securities held to maturity                                 3,613         3,635
Other securities                                            7,734         6,663
Total securities                                          143,800       114,382
Total cash and securities                                 169,604       139,372
Loans and leases held for investment (1)                1,027,188       935,434
Loans and leases held for sale (1)                            100            --
Total loans and leases (1)                              1,027,288       935,434
Allowance for losses on loans                              13,706        12,062
Goodwill                                                    7,935         1,686
Other intangible assets                                     3,784         1,198
Total intangible assets                                    11,719         2,884
Mortgage servicing rights                                   3,492         3,206
Purchased credit card relationships                            --            --
Other real estate owned                                       865           943
Bank owned life insurance                                  13,098        10,197
Other assets                                               33,869        25,702
Total assets                                            1,246,229     1,105,676


BALANCE SHEET - LIABILITIES

Deposits                                                  980,654       858,156
Borrowings                                                144,169       139,207
Other liabilities                                           4,164         3,517
Total liabilities                                       1,128,987     1,000,880
Redeemable preferred stock                                     --            --
Trust preferred securities                                 23,000        18,000
Minority interests                                              8             8
Other mezzanine level items                                    --            --
Total mezzanine level items                                23,008        18,008
Total liabilities and mezzanine level items             1,151,995     1,018,888


BALANCE SHEET - EQUITY

Preferred equity                                               --            --
Common equity                                              94,234        86,788
MEMO ITEM: Net unrealized gain (loss) on securities
     available for sale, net of tax                          (548)         (444)
End of period shares outstanding (2)                    5,544,751     5,577,903
Options outstanding                                       464,533       556,961
Treasury shares held by the Company                       329,883        75,680

--------------------------------------------------------------------------------
(1)   Data is net of unearned interest, gross of allowance for losses on loans
(2)   Excludes treasury shares

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 13, 2006 Press Release


                                                                At or For the
                                                             Three Months Ended
                                                                  March 31,
(In thousands, except share data)                             2006         2005
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

Repurchase plan announced?                                     Yes           No
Number of shares to be repurchased in plan(1)              278,000          N/A
Number of shares repurchased during the period(1)           74,455          N/A
Average price of repurchased shares(1)                    $  32.02          N/A


INCOME STATEMENT

Interest income                                             18,971       15,777
Interest expense                                             9,280        6,091
Net interest income                                          9,691        9,686
Net interest income (fully-taxable equivalent)              10,074        9,904
Provision for losses on loans                                  200          750
Non-recurring expense:
       Merger-related expenses                                  --          317
Trading account income                                          --           --
Foreign exchange income                                         --           --
Trust income                                                    --           --
Commissions income                                             820          671
Service charges on deposits                                  1,207          842
Gain on sale of loans                                          209          318
Gain on investment securities transactions                     139          143
Other non-interest income                                      912          565
Total non-interest income                                    3,287        2,539
Employee compensation and benefits                           4,300        3,582
Occupancy and equipment expense                                993        1,002
Foreclosed property expense                                     --           --
Amortization of intangibles                                    283           72
Other general, administrative and other expense              2,673        1,922
Total non-interest expenses                                  8,249        6,578
Net income before taxes                                      4,529        4,580
Federal income taxes                                         1,285        1,445
Federal new markets tax credit                                (250)        (125)
Net income before extraordinary items                        3,494        3,260
Extraordinary items                                             --           --
Net income                                                   3,494        3,260


CHARGE-OFFS

Loan charge-offs                                               739          717
Recoveries on loans                                            593          182
Net loan charge-offs                                           146          535


(1) There were 52,055 shares repurchased at an average price of $32.40 under the plan announced on May 26, 2005. These shares completed the plan, and a new plan was announced on February 21, 2006. There were 22,400 shares repurchased at an average price of $31.01 under the new plan.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 13, 2006 Press Release

                                                               At or For the
                                                            Three Months Ended
                                                                March 31,
(In thousands, except share data)                            2006          2005
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

AVERAGE BALANCE SHEET

Average loans and leases                                1,029,689       928,998
Average other earning assets                              145,463       103,846
Average total earning assets                            1,175,152     1,032,844
Average total assets                                    1,239,280     1,079,090
Average non-interest bearing deposits                      92,543        81,326
Average total time deposits                               572,731       557,661
Average other interest-bearing deposits                   310,478       214,426
Average total interest-bearing deposits                   883,209       772,087
Average borrowings                                        164,945       137,305
Average interest-bearing liabilities                    1,048,154       909,392
Average preferred equity                                       --            --
Average common equity                                      94,280        86,286

ASSET QUALITY AND OTHER DATA

Non-accrual loans                                          23,594         7,138
Renegotiated loans                                             --            --
Loans 90+ days past due and still accruing                    617           573
Total non-performing loans                                 24,211         7,711
Other real estate owned                                       865           943
Total non-performing assets                                25,076         8,654

ADDITIONAL DATA

1 - 4 family mortgage loans serviced for others           245,772       250,051
Proprietary mutual fund balances                               --            --
Fair value of securities held to maturity                   3,799         3,847
Full-time equivalent employees                                430           371
Total number of full-service banking offices                   34            29
Total number of bank and thrift subsidiaries                    1             1
Total number of ATMs                                           40            35

LOANS RECEIVABLE

1 - 4 family residential                                  238,247       200,938
Home equity                                                43,437        42,432
Multi-family residential                                   38,464        30,245
Commercial real estate                                    389,034       356,885
Construction and land development                          53,962        64,010
Commercial and other                                      152,401       171,931
Consumer                                                  109,768        67,126
Credit cards                                                1,975         1,868
--------------------------------------------------------------------------------
      Loans receivable - gross                          1,027,288       935,435
Unearned interest                                              --            (1)
--------------------------------------------------------------------------------
      Loans receivable - net of unearned interest       1,027,288       935,434
Allowance for losses on loans                             (13,706)      (12,062)
--------------------------------------------------------------------------------
      Loans receivable - net (1)                        1,013,582       923,372
================================================================================

(1)   Does not include mortgage servicing rights.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 13, 2006 Press Release


                                                                 At or For the
                                                              Three Months Ended
                                                                   March 31,
(In thousands, except share data)                               2006       2005
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

DEPOSITS

Transaction accounts
     Non-interest bearing                                     91,788     81,125
     Interest-bearing                                         75,952     67,015
Savings accounts                                              60,439     57,758
Money market deposit accounts                                190,064     96,190
Other core interest-bearing                                  431,226    368,450
--------------------------------------------------------------------------------
          Total core deposit accounts                        849,469    670,538
Non-core interest-bearing                                    131,185    187,618

--------------------------------------------------------------------------------
      Total deposits                                         980,654    858,156
================================================================================


Yield/average earning assets (fully-taxable equivalent)         6.68%      6.28%
Cost/average earning assets                                     3.20%      2.39%
--------------------------------------------------------------------------------
      Net interest income (fully-taxable equivalent)            3.48%      3.89%
================================================================================


NEW MARKETS TAX CREDIT

Qualified equity investment in Oak Hill Banks
   Community Development Corp.                                20,000     10,000
================================================================================


             Aggregate                        New Markets Tax Credit
                QEI             ------------------------------------------------
Year           Amount             2006    2007    2008   2009     2010    2011
--------------------------------------------------------------------------------

2004           10,000              500     600     600     600     600      --
2005           10,000              500     500     600     600     600     600
             -------------------------------------------------------------------

Totals         20,000            1,000   1,100   1,200   1,200   1,200     600
             ===================================================================